Northrim News Exhibit 99.1
For Immediate Release

Date:	May 19, 2006
Contact:	Blythe Campbell, VP, Corporate Communications
Phone:	907.261.3372

Northrim BanCorp, Appoints Executive Vice President, Chief Lending Officer

ANCHORAGE, AK—May 19, 2006—Northrim BanCorp, Inc. president and CEO Marc Langland announced the appointment of Joseph Beedle as executive vice president, chief lending officer. Beedle will be a member of Northrim’s senior management team responsible for all lending.

Beedle was Chief Financial Officer for the University of Alaska system for six years. He served as president and chief executive officer of Goldbelt, Inc., an Alaska Native corporation, for six years prior to taking the university position.

Beedle has more than 20 years of banking experience, including ten in an executive lending role, having served as executive vice president and chief credit officer for Key Bank of Alaska, and vice president and commercial loan administrator for First Bank Ketchikan, Alaska. He also had earlier banking experience with First National Bank of Fairbanks and National Bank of Alaska.

“We are pleased that Joe is joining our executive team,” said Marc Langland, president and CEO. “In addition to his extensive banking experience, Joe’s commitment to customers, employees and the community match Northrim’s values and approach to doing business.”

Northrim BanCorp, Inc. is the parent company of Northrim Bank, a full-service commercial bank that provides personal and business banking services through locations in Anchorage, Eagle River, Wasilla, and Fairbanks, Alaska, and a factoring division in Washington. The bank differentiates itself with a “Customer First Service” philosophy. Affiliated companies include Elliott Cove Capital Management, LLC; Residential Mortgage; and Northrim Benefits Group, LLC, and Pacific Wealth Advisors, LLC.

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